EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

PATCO INDUSTRIES, LTD.,

PATCO INDUSTRIES SUBSIDIARY, INC.,

AND

SPECTRAL MOLECULAR IMAGING, INC.

Exhibit A -	Articles of Merger
Exhibit B -	Form of Amended and Restated Articles of Incorporation
Exhibit C -	Form of 2005 Stock Incentive Plan
Exhibit D -	Investment Letter
Exhibit E -	Form of Indemnification Waiver letter

i

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereinafter the “Agreement”) is entered into effective as of this 5th day of May, 2005, by and among Patco Industries, Ltd., a Delaware corporation (hereinafter “Patco”); Patco Industries Subsidiary, Inc., a Nevada corporation (hereinafter “Patco Sub”); William Patridge, the principal stockholder and a director of Patco and a director of Patco Sub (hereinafter “Patridge”); and Spectral Molecular Imaging, Inc., a Nevada corporation (hereinafter “SMI”).

RECITALS

WHEREAS, Patco desires to acquire SMI as a wholly-owned subsidiary and to issue shares of Patco common stock to the stockholders of SMI upon the terms and conditions set forth herein. Patco Sub is a wholly-owned subsidiary corporation of Patco that shall be merged into SMI, whereupon SMI shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of Patco (Patco Sub and SMI are sometimes collectively hereinafter referred to as the “Constituent Corporations”);

WHEREAS, the boards of directors of Patco and SMI, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that Patco Sub merge with and into SMI pursuant to this Agreement and the Articles of Merger (in the form attached hereto as Exhibit “A”) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”);

WHEREAS, Patco Sub has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by Patco as of the closing of the Merger; and

WHEREAS, during the period commencing on March 1, 2005 and ending immediately prior to the closing of the Merger, SMI proposes to raise a minimum of $850,000 in gross offering proceeds through (i) the initial private sale of approximately $100,000 to $150,000 of shares of SMI’s common stock $.001 par value (“SMI Common Stock”) to accredited investors and (ii) the subsequent private sale of “Units” to accredited investors (each Unit to consist of shares of SMI Common Stock and a warrant to purchase additional shares of SMI Common Stock). All of the foregoing shares of SMI Common Stock and common stock purchase warrants that comprise the Units will be issued and will be outstanding prior to the Merger, and will be exchanged in the Merger for Patco $.001 par value common stock (“Patco Common Stock”) and Patco Common Stock purchase warrants in the same manner as all other currently outstanding shares of SMI Common Stock and warrants are exchanged.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Plan of Reorganization. The parties hereto do hereby agree that Patco Sub shall be merged with and into SMI upon the terms and conditions set forth herein and in accordance with the provisions of the Nevada General Corporation Law. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, Patco Sub shall be merged with and into SMI as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 6 hereof). SMI shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation”) and the separate existence of Patco Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Nevada corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Date, (i) the Articles of Incorporation and the By-laws of the Surviving Corporation, as existing immediately prior to the Effective Date, shall be and remain the Articles of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b) Events Occurring Prior to the Closing.

(1) Prior to the Merger becoming effective under Nevada law, SMI shall raise a minimum of $850,000 in gross offering proceeds from the sale of SMI Common Stock and Units in two or more private placements (collectively, the “Financing”) under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission (“SEC”)

under the Securities Act of 1933, as amended (the “Securities Act”). There is no maximum amount that SMI may raise in the Financing, and the amount of proceeds raised in the Financing from the sale of Units may exceed $1,750,000. Each “Unit” shall consist of one share of SMI Common Stock and one or more common stock purchase warrants (the common stock purchase warrants to be issued as part of the Units are herein referred to as the “Unit Warrants”). The anticipated price of the Units will be $1 per Unit, although the price of the SMI Common Stock and the Units, and the terms of the Unit Warrants shall be established by SMI in its sole discretion and the price of the Units may be lower than $1 per Unit. All of the shares of SMI Common Stock issued as part of the foregoing Units pursuant to this Section 2(b) shall be included in the shares of SMI that are outstanding at the time of the Merger and will be converted/exchanged in the Merger accordance with Section 2(c)(1) below, and all Unit Warrants will be exchanged for warrants to purchase Patco Common Stock in accordance with Section 2(d)(1) below.

(2) Prior to the Merger and the Financing, SMI will effect a forward stock split of the outstanding shares of SMI Common Stock (the “SMI Stock Split”) necessary to bring the number of fully diluted shares of SMI Common Stock to 9,175,000 shares immediately prior to the Merger. For the purposes of this Agreement, the phrase “fully diluted shares of SMI Common Stock” shall mean (i) all shares of SMI Common Stock actually outstanding, plus (ii) all shares of SMI Common Stock issuable upon the exercise of all then outstanding options and warrants, other than the Unit Warrants. The 9,175,000 share number is based on SMI raising no more than $1,750,000 from the sale of Units in the Financing. In the event that SMI sells more than $1,750,000 of Units in the Financing, the 9,175,000 share number shall be increased on a one-for-one basis for all (x) shares and (y) all Unit Warrants issued by SMI as part of the Units to in excess of the $1,750,000 of Units. The number of shares of Patco Common Stock to be issued pursuant to Section 2(c)(1) below, and the options and warrants to be issued by Patco pursuant to Section 2(d)(1), shall be determined after the completion of the SMI Stock Split.

(3) Prior to the Merger, Patco will effect a reverse stock split of approximately .00434 for one of the outstanding shares of Patco Common Stock (the “Patco Stock Split”) so that Patco will have 825,000 shares of Patco Common Stock issued and outstanding immediately prior to the Merger.

(c) Conversion of Securities.

As of the Effective Date and without any action on the part of Patco, Patco Sub, SMI or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1) Each share of SMI Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into one share of Patco Common Stock. All such shares of SMI Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of Patco Common Stock, respectively, into which such shares of SMI Common Stock were converted. The holders of such certificates previously evidencing shares of SMI Common

Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of SMI Common Stock except as otherwise provided herein or by law;

(2) Any shares of SMI capital stock held in the treasury of SMI immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(3) Each share of capital stock of Patco Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by Patco;

(4) The 825,000 shares of Patco Common Stock issued and outstanding immediately prior to the Merger will remain outstanding after the Merger.

(d) Other Matters.

(1) Upon the effectiveness of the Merger, each outstanding option or warrant to purchase SMI Common Stock, whether or not then exercisable, shall be converted into an option or warrant to purchase (in substitution for each share of SMI Common Stock subject to an SMI option or warrant) one share of Patco Common Stock at a price equal to the exercise price in effect immediately prior to the Merger. All other terms and conditions of each SMI option or warrant shall remain the same.

(2) At or prior to the Closing, the number of directors of Patco will be increased to a number of directors specified by SMI (but not more than seven) and the then existing sole director of Patco shall then nominate and elect (effective immediately after the Effective Date) to the Board of Directors of Patco each of the persons designated by SMI. All of the persons serving as directors and officers of Patco immediately prior to the Closing shall resign from all of their positions with Patco, effective immediately after the Effective Date.

(3) Upon the effectiveness of the Merger, Patco shall assume and will be bound by the registration rights agreements previously entered into, or hereafter entered into, between SMI and (i) the subscribers who have agreed to purchase Units in the Financing, and (ii) any of the other stockholders of SMI.

3. Delivery of Shares. On or as soon as practicable after the Effective Date, SMI will use reasonable efforts to cause all of the person/entities that own SMI Common Stock on the Effective Date (the “SMI Stockholders”) to surrender to Patco’s transfer agent for cancellation certificates representing their shares of SMI Common Stock, against delivery of certificates representing the shares of Patco Common Stock for which the SMI shares are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented SMI Common Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Patco Common Stock into which the shares of SMI Common Stock represented by such SMI certificate shall have been so converted.

4. Representations of SMI. SMI hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

(a) As of the date hereof, the total number of shares of SMI Common Stock issued and outstanding is 1,070 shares. Prior to the Effective Date, SMI: (i) will issue additional shares of SMI Common Stock and may issue options to purchase additional shares of SMI Common Stock to certain individuals and academic or medical centers and (ii) in connection with the Financing to be effected in accordance with Section 2(b) hereof will issue additional shares of SMI Common Stock and warrants to purchase SMI Common Stock. As of the Effective Date and after taking into account the SMI Stock Split, the number of shares of SMI Common Stock outstanding or issuable upon the exercise of outstanding options and warrants shall equal the sum of (i) 9,175,000 and (ii) the number of shares that are issued as part of any Units that are sold in excess of $1,750,000 of Units and (iii) all of the shares issuable upon exercise of all of the Unit Warrants.

(b) The outstanding shares of SMI Common Stock constitute duly authorized, validly issued shares of capital stock of SMI. All outstanding shares of SMI Common Stock are fully paid and nonassessable.

(c) When delivered to Patco, the SMI audited financial statements as of and for the year ended December 31, 2004 and the unaudited financial statements for the interim period ending March 31, 2005 (hereinafter referred to as the “SMI Financial Statements”), will fairly present the financial condition of SMI as of the dates thereof and the results of its operations for the periods covered. Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the SMI Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since December 31, 2004; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of SMI as reflected in the SMI Financial Statements. SMI has or will have at Closing, good title to all assets shown on the SMI Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The SMI Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for footnotes).

(d) Since December 31, 2004 there have not been any material adverse changes in the financial position of SMI except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of SMI.

(e) SMI is not a party to any material pending litigation or, to the knowledge, after due investigation, of its executive officers (herein, “Knowledge”), any governmental investigation or proceeding, not reflected in the SMI Financial Statements, and to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against SMI.

(f) SMI is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on SMI.

(g) SMI has, or by the Effective Date will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

(h) SMI has not materially breached any material agreement to which it is a party. SMI has previously given Patco copies of or access to all material contracts, commitments and/or agreements to which SMI is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i) SMI has no subsidiary corporations.

(j) SMI has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of Patco prior to the Effective Date, during reasonable business hours and on reasonable notice.

(k) SMI has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Date be duly authorized by the Board of Directors of SMI and by the stockholders of SMI. The execution of this Agreement does not materially violate or breach any material agreement or contract to which SMI is a party, and SMI, to the extent required, has (or will have by the Closing) obtained all necessary approvals or consents required by any agreement to which SMI is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of SMI.

(l) Information regarding SMI which has been delivered by SMI to Patco for use in connection with the Merger, is true and accurate in all material respects.

5. Representations of Patco, Patco Sub and Patridge. Patco, Patco Sub and Patridge hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective Date:

(a) As of the Effective Date, the shares of Patco Common Stock to be issued and delivered to the SMI Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued shares of Patco capital stock, fully-paid and nonassessable and free of all liens and encumbrances.

(b) Patco has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will prior to the Closing and the Effective Date be duly authorized by the respective Boards of Directors of Patco and Patco Sub and by Patco as the sole stockholder of Patco Sub and (ii) do not have to be approved or authorized by the stockholders of Patco under applicable law, Patco’s charter documents or any agreement by which Patco is bound or such approval or authorization has been obtained and is in full force and effect as of the Effective Date. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Patco or Patco Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Patco, Patco Sub or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles or Certificate of Incorporation or by-laws of either Patco or Patco Sub.

(c) Patco has delivered or will deliver to SMI a true and complete copy of its audited financial statements for the fiscal years ended December 31, 2003 and 2004 and the unaudited financial statements for the interim periods ending March 31, 2004, June 30, 2004, September 30, 2004 and March 31, 2005, together with any other audited or unaudited financial statements for additional periods that may reasonably be requested by SMI for the purpose of filing any reports required to be filed with the SEC under the Securities Exchange Act of 1934 (the “Securities Exchange Act”) or the Securities Act in connection with the Merger or registration statement required to be filed under Section 14(e) of this Agreement (collectively, the “Patco Financial Statements”). The Patco Financial Statements are complete, accurate and fairly present the financial condition of Patco as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The Patco Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Patco as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. Patco Sub has no financial statements because it was formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind. Patco has no subsidiaries or affiliates, other than Patco Sub, and Patco Sub has no subsidiaries or affiliates.

(d) Since December 31, 2004, there have not been any material adverse changes in the financial condition of Patco. At Closing, neither Patco nor Patco Sub shall have any material assets and neither such corporation now has, nor shall it have, any liabilities of any kind other than those reflected in the December 31, 2004 financial statements and any costs or liabilities incurred in connection with the Merger (which costs and liabilities, including those liabilities reflected on the December 31, 2004 financial statements, collectively shall in no event exceed $10,000 in the aggregate) for both companies.

(e) Neither Patco nor Patco Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the Patco Financial Statements, and to the Knowledge of Patridge, Patco and Patco Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Patco Sub, Patco, or the management or properties of Patco or Patco Sub.

(f) Patco and Patco Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Patco is not required to be qualified to do business in any state other than the states of Delaware and Oregon, and Patco Sub is not required to be qualified to do business in any state other than the state of Nevada.

(g) Patco and Patco Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Patco Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither Patco nor Patco Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h) As of the date of this Agreement, Patco’s authorized capital stock consists of 300,000,000 shares of Patco Common Stock, $.001 par value, of which 178,562,500 shares are presently issued and outstanding. At the Closing, (i) the authorized number of shares of Patco Common Stock shall be decreased to 25,000,000 shares of $.001 par value common stock and Patco shall have an authorized class of 1,000,000 shares of preferred stock, and (ii) Patco shall have outstanding 825,000 shares of Patco Common Stock and no other shares of its capital stock. Patco Sub’s capitalization consists solely of 1,000 authorized shares of $0.001 par value common stock (“Patco Sub’s Common Stock”), of which 1,000 shares are outstanding, all of which are owned by Patco, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of Patco and Patco Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. There are and as of the Effective Date there will be no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character As relating to the issued or unissued capital stock or other securities of either Patco or Patco Sub. As of the date of this Agreement, Patridge owns beneficially and of record in excess of 60% of the outstanding shares of the Patco Common Stock. Upon the Closing, Patridge (together with any third party to which Patridge may assign a portion of his shares of Patco Common Stock) shall own an aggregate of 550,000 shares of Patco Common Stock.

(i) Patco and Patco Sub have (and at the Closing they will have) disclosed in writing to SMI all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either Patco or Patco Sub.

(j) The financial records, minute books, and other documents and records of Patco and Patco Sub, which fully and correctly disclose all material corporate transaction and all actions taken by the directors and the stockholders of those corporations, have been made available to SMI prior to the Closing. The records and documents of Patco and Patco Sub that have been delivered to SMI constitute all of the records and documents of Patco and Patco Sub that Patridge is aware of or that are in his possession or in the possession of Patco or Patco Sub.

(k) Neither Patco nor Patco Sub has breached, nor is there any pending, or to their Knowledge, any existing or threatened claim that Patco or Patco Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which it or its properties is bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which Patco or Patco Sub is subject. Each of Patco and Patco Sub hereby represent and warrant that it is not a party to any material contract or commitment other than appointment documents with Patco’s transfer agent, and that it has disclosed to SMI in writing all previous or existing relationships or dealings with related or controlling parties or affiliates. There are no currently existing agreements with any affiliates, related or controlling persons or entities.

(l) Patco has complied with the provisions for registration under the Securities Act, any other applicable securities laws, and all applicable blue sky laws in connection with all of the prior sales of its securities. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Patco Common Stock were offered and sold in compliance with federal and state securities laws, and no other shares of any class were offered or sold.

(m) Patco was organized for the purposes of, and with a specific plan for engaging in the business of manufacturing and distributing law enforcement products, which business it previously conducted until approximately 1994. Patco was not formed for the purposes of engaging in a merger or acquisition with an unidentified company. Patco has not conducted any business operations for at least the past five years.

(n) All information regarding Patco which has been (i) provided to SMI by Patco or (ii) set forth in any document or other communication, disseminated to any former, existing or potential stockholders of Patco or to the public or filed with the NASD or the SEC or any state securities regulators or authorities, is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(o) Patco is and has been in compliance with, and Patco has conducted the business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Patco has not received notice of any noncompliance with the foregoing, nor is it or Patridge aware of any claims or threatened claims in connection therewith. Patco has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Patco has previously filed with the SEC.

(p) Without limiting the foregoing, Patco and any other person or entity for whose conduct Patco is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, “Environmental Laws”). Neither Patco nor any other person or entity for whose conduct Patco is legally responsible, has (i) received any notice, demand, request for information, or administrative or other inquiry relating to any alleged violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any governmental authority or any third party of any such alleged violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Patco’s properties or any other properties, (iii) become aware or received notice of the release or disposal of any hazardous substances in violation of any applicable Environmental Law, on, under or at any of Patco’s properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of Patco for the response to or remediation of any hazardous substance at or arising from any of Patco’s properties or any other properties owned or operated by Patco or any other person for whose conduct Patco is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of Patco for the costs of response to or remediation of hazardous substances at or arising from any properties owned or operated by Patco or any other person for whose conduct Patco is or may be held responsible. For purposes of this Agreement, the term “hazardous substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials or petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under any Environmental Law. No Environmental Law imposes any obligation upon Patco arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any governmental authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree.

(q) None of Patco’s securities are registered or are required to be registered under Sections 12(b) or 12(g) of the Securities Exchange Act. Patco has filed or prior to the Effective Date will file (i) its Annual Report on Form 10-KSB for the year ended December 31, 2004, (ii) all interim or periodic reports required to be filed during 2004 under the Securities Exchange, and (iii) all other required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities required to be filed for the fiscal year ended December 31, 2004 and all periods thereafter through the Effective Date (all of the foregoing items are herein collectively referred to as the “Patco SEC Documents”). As of their respective dates, the Patco SEC Documents complied or will comply in all material respects with the requirements of the Securities Act, the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the Patco SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Patco included in the Patco SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Patco as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(r) There is no basis for any assertion against Patco of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Patco to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Patco, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Patco, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(s) No aspect of Patco’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair Patco from carrying on the business of SMI as it is presently being conducted by SMI.

(t) Patco currently has no employees, consultants or independent contractors other than Patridge. Patridge is the sole director and sole executive officer of Patco, and Patridge is also the sole director and sole officer of Patco Sub. Neither Patridge nor any other affiliate of Patco is or has been subject to any of the disqualification provisions set forth in Section 230.262 of Regulation A. Neither Patridge nor Patco is aware of any fact or condition that would make it unlikely that Patco could qualify to have its common stock eligible to be traded on the OTC Electronic Bulletin Board following the Merger.

(u) Patco has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 5, “material” means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $500.

(v) Other than this Agreement and the transactions contemplated hereby, there are no outstanding contracts, agreements, understandings, commitments, or obligations (written or oral) of either Patco or Patco Sub.

(w) There are no outstanding lease or purchase commitments of Patco or Patco Sub.

(x) No representation or warranty by Patco or Patco Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished or to be furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to Patco that may reasonably be expected to have a material adverse effect on Patco or, after the Closing, on SMI. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Patco in connection herewith have been and will be complete originals, or exact copies thereof.

(y) Assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by Patco under the Securities Act and Securities Exchange Act and with the Secretary of State of Nevada, the execution and delivery by Patco of this Agreement and the closing documents and the consummation by Patco of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Patco, or its business or assets. Patco is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of Patco and SMI after the Closing.

6. Closing. The Closing of the transactions contemplated herein shall take place on such date (the “Closing”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to be on or before June 30, 2005. The “Effective Date” of the Merger shall be that date on which executed copies of the attached Articles of Merger becomes effective under the laws of Nevada.

7. Actions Prior to Closing.

(a) Prior to the Closing, SMI on the one hand, and Patco and Patco Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Prior to the Closing, SMI shall effect the SMI Stock Split. After the foregoing Stock Split, the number of fully diluted shares of SMI Common Stock (as defined in Section 2(b)(2) above) shall be 9,175,000 (plus (i) the Unit Warrants, and (ii) any shares or Unit Warrants sold in the Financing in excess of $1,750,000 of the Units).

(c) Prior to the Closing, Patco shall amend and restate its Articles of Incorporation by adopting, and filing with the office of the Secretary of State of Delaware, the Amended and Restated Articles of Incorporation, the form of which is attached hereto as Exhibit “B” (the “Amended and Restated Articles of Incorporation”). The Amended and Restated Articles of Incorporation shall, among things, (i) decrease the authorized number of shares of Patco Common Stock to 25,000,000, and authorize a class of 1,000,000 shares of preferred stock, (ii) change the name of Patco to “Spectral Molecular Imaging, Inc.,” and (iii) effect the Patco Stock Split. Patco shall (x) obtain the required approval of the stockholders of Patco for the filing of the Amended and Restated Articles of Incorporation, (y) if requested by SMI, prepare and file with the SEC within 10 days following the date of this Agreement, and timely disseminate to the Patco stockholders a proxy statement or information statement required in connection with obtaining the foregoing approval of the stockholders, and (z) if requested by SMI, prepare and file with the SEC, and timely disseminate to the Patco stockholders an information statement on Schedule 14F-1 announcing the change in directors of Patco following the completion of the Merger. The form and content of any such proxy statement or information statement shall comply with the rules and regulations of the SEC and shall be subject to the prior review and reasonable consent of SMI’s counsel.

(d) Prior to the Closing, SMI shall use its commercially reasonable efforts to complete the Financing. At the sole discretion of SMI, the aggregate minimum amount of gross proceeds to be raised in the Financing as a condition to SMI being required to complete the Merger may be increased from $850,000 to an amount not greater than $2,000,000. SMI agrees that all investors in the Financing shall be “accredited investors,” as that term is defined under Rule 501(a) of Regulation D, and the Financing shall comply with Regulation D and be exempt from registration under all applicable state securities laws. SMI may utilize finders, placement agents and registered broker dealers to assist with the Financing and may agree to pay such finders, agents or broker dealers a commission of up to 10% and an expense allowance of up to 3% of the sales price of the Units, and may issue warrants to purchase shares of SMI Common Stock as additional compensation. The number of Units to be sold, the price of the Units, the terms of the warrants to be included in the Units, and the amount of commissions and allowances that may be paid in the Financing shall be established in the sole discretion of SMI.

(e) Prior to the Closing, SMI, Patco, Patco Sub, and Patridge agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that Patco is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, Patco shall provide SMI with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that SMI may request.

(f) Prior to the Closing, Patco shall pay Patridge a fee for services rendered to Patco in an amount equal to 50,000 shares of Patco Common Stock (after taking into account the Patco Stock Split), which shares shall be included in the 825,000 shares of Patco Common Stock issued and outstanding immediately prior to the Merger.

(g) Except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of Patco’s Common Stock after the date hereof and there shall be no dividends or other distributions paid on Patco’s Common Stock after the date hereof, in each case through and including the Effective Date. Patco and Patco Sub shall conduct no business, prior to the Closing, other than as may be necessary in order to consummate the transactions contemplated hereby.

(h) Prior to the Closing, Patco shall adopt a stock option/incentive plan, the form of which is attached hereto as Exhibit “C,” and shall make provision for all of the outstanding options under SMI’s 2005 Stock Option Plan to be assumed under this stock option/incentive plan.

(i) Prior to May 22, 2005, SMI and Patco shall each deliver to the other party its audited financial statements for the year ended December 31, 2004.

(j) Prior to May 22, 2005, SMI and Patco shall each deliver to the other party its unaudited financial statements for the quarter ended March 31, 2005.

(k) Prior to May 22, 2005, Patco shall have filed with the SEC its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and all other Patco SEC Documents required to be filed for the periods ending on or before December 31, 2004.

8. Conditions Precedent to the Obligations of SMI. All obligations of SMI under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

(a) The representations and warranties by or on behalf of Patco, Patco Sub and Patridge contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

(b) Patco and Patco Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On or before the Closing, the directors of Patco and Patco Sub, Patco as sole stockholder of Patco Sub, and if required the stockholders of Patco, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) On or before the Closing Date, Patco and Patco Sub shall have delivered certified copies of resolutions of the sole stockholder and director of Patco Sub and of the directors of Patco (and stockholders of Patco, if required) approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Patco and Patco Sub to comply with the terms of this Agreement, including the election of SMI’s nominees to the Board of Directors of Patco, and all matters outlined or contemplated herein.

(e) The Merger shall be permitted by applicable state law and otherwise and Patco shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f) At Closing, all of the directors and officers of Patco shall have resigned in writing from their positions as directors and officers of Patco effective upon the election and appointment of the SMI nominees, and the directors of Patco shall take such action as may be necessary or desirable regarding such election and appointment of SMI nominees.

(g) At the Closing, all instruments and documents delivered by Patco or Patco Sub, pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for SMI.

(h) The authorized capitalization of Patco and Patco Sub and the outstanding shares and options, warrants or other rights to acquire shares of the capital stock of Patco and Patco Sub shall be the same as required to be the case as of the Closing as described in Section 5(h).

(i) The shares of restricted Patco Common Stock to be issued to SMI Stockholders at Closing will be validly issued, nonassessable and fully-paid under Delaware corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(j) SMI shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction is a tax free reorganization as to SMI and all of the SMI Stockholders.

(k) SMI shall have received all necessary and required approvals and consents from required parties and from the SMI Stockholders.

(l) At the Closing, Patco and Patco Sub shall have delivered to SMI an opinion of Patco’s legal counsel dated as of the Closing to the effect that:

(1) Each of Patco and Patco Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by Patco and Patco Sub and is a valid and binding obligation of Patco and Patco Sub enforceable in accordance with its terms;

(3) Patco and Patco Sub each through its Board of Directors and through its stockholders, have taken all corporate action necessary for performance under this Agreement, including the completion of the Merger and the adoption of the Amended and Restated Articles of Incorporation;

(4) The documents executed and delivered to SMI and SMI Stockholders hereunder are valid and binding in accordance with their terms and vest in SMI Stockholders all right, title and interest in and to the shares of Patco’s Common Stock to be issued pursuant to Section 2 hereof, and the shares of Patco Common Stock when issued will be duly and validly issued, fully-paid and nonassessable;

(5) Patco and Patco Sub each has the corporate power to execute, deliver and perform under this Agreement;

(6) Patco has filed on a timely basis all information statements and other reports required to be filed with the SEC in connection with the Merger, the execution of this Agreement, the change in directors of Patco in connection with the Merger, and the adoption of the Amended and Restated Articles of Incorporation.

(7) Legal counsel for Patco and Patco Sub is not aware of any formal claims made against, or lawsuits involving Patridge, Patco or Patco Sub.

(m) Patco shall have taken all corporate action necessary to approve the Amended and Restated Articles of Incorporation, and the Amended and Restated Articles of Incorporation shall have been filed with the Secretary of State of the State of Delaware.

(n) SMI shall have completed the Financing in the minimum amount provided for by Section 7(d).

(o) Each officer and director of Patco and Patco Sub shall have signed an Indemnification Waiver letter, the form of which is attached hereto as Exhibit “E”.

9. Conditions Precedent to the Obligations of Patco and Patco Sub. All obligations of Patco and Patco Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Date, of each of the following conditions:

(a) The representations and warranties by SMI contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing and the Effective Date as though such representations and warranties were made at and as of such times.

(b) SMI shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) SMI shall cause each of stockholders who, on the date of this Agreement owned 5% or more of the then outstanding shares of SMI Common Stock, to deliver to Patco, a letter commonly known as an “Investment Letter,” in substantially the form attached hereto as Exhibit “D”, acknowledging that the shares of Patco Common Stock are being acquired by said stockholders for investment purposes.

(d) SMI shall have completed the Financing in the minimum amount provided for by Section 7(d).

(e) SMI shall deliver an opinion of its legal counsel to the effect that:

(1) SMI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by SMI;

(3) The Board of Directors and stockholders of SMI have taken all corporate action necessary for performance under this Agreement;

(4) SMI has the corporate power to execute, deliver and perform under this Agreement; and

(5) Legal counsel for SMI is not aware of any formal claims made against, or lawsuits involving SMI.

10. Survival and Indemnification. All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the survival of the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the third anniversary of the Effective Date, except that (a) the representations and warranties contained in Sections 5(g) and 5(p) of this Agreement shall survive indefinitely, and (b) all of the representations and warranties made by Patridge pursuant to Section 5 shall survive solely with respect to Patridge only for one year from the Effective Date. The representations and warranties for which survival terminates as of a specific date as specified in this paragraph and the liability of any party with respect thereto pursuant to this Section 10 shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to such specified date, as the case may be.

(a) The parties shall indemnify each other as set forth below:

(1) Subject to the provisions of this Section 10, each of Patco and Patco Sub (individually and collectively, the “Patco Group”) shall jointly and severally indemnify and hold harmless SMI and SMI’s past, present and future officers, directors, stockholders, employees, attorneys, and agents (collectively, the “SMI Indemnified Parties”) from and against any Losses (as defined below) including, without limitation, any reasonable legal expenses to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty of the Patco Group contained in Sections 5 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by the Patco Group or any officer or any of them at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by the Patco Group, of or failure by the Patco Group to perform any of its covenants or agreements contained in this Agreement; provided, however, that (A) no member of the Patco Group shall be responsible for any Losses with respect to the matters referred to in clauses (i) or (ii) of this Section 10(a) until the cumulative aggregate amount of all such Losses exceeds $10,000, in which event the Patco Group shall then be liable for all such cumulative aggregate Losses, including the first $10,000. As used herein, “Losses” shall mean any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, and the term “legal expenses” shall mean the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim. In addition, Patridge jointly and severally with the Patco Group indemnify and hold harmless the SMI Indemnified Parties (as defined above) from and against any Losses (as defined above) if such Losses result from any claim as to which Patridge receives written notice from any SMI Indemnified Party within one year from the Effective Date. Each member of the Patco Group and Patridge specifically acknowledges and agrees that any SMI Indemnified Party may proceed against any member of the Patco Group or Patridge under this Section 10 without contemporaneously, or at any time, proceeding against any other member of the Patco Group or Patridge.

(2) Subject to the provisions of this Section 10, SMI shall indemnify and hold harmless each member of the Patco Group and Patridge (collectively, the “Patco Group Indemnified Parties”) from and against any Losses (including, without limitation, any reasonable legal expenses) to the extent arising from, relating to or otherwise in respect of (i) the inaccuracy or breach of any representation or warranty of SMI contained in Sections 4 or 13 of this Agreement (as of the date hereof, or as of the Closing Date and Effective Date) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by SMI or an officer of SMI at or in connection with the Closing, in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects), or (ii) the breach by SMI of or failure by SMI to perform any of its covenants or agreements contained in this Agreement, provided, however, that SMI shall not be responsible for any Losses with respect to the matters until the cumulative aggregate amount of such Losses exceeds $10,000, in which event SMI shall then be liable for all such cumulative aggregate Losses, including the first $10,000.

(3) In order for a SMI Indemnified Party or Patco Group Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification with reasonable promptness after determining to make such claim, to the Patco Group or any member thereof (in the case of any indemnification claim under Section 10(a)(1)) or SMI (in the case of any indemnification claim under Section 10(a)(2)). The failure by any Indemnified Party so to notify the Patco Group (or any member thereof) or SMI, as the case may be, shall not relieve any relevant indemnifying party (each relevant member of the Patco Group, or SMI, as the case may be, being referred to herein as an “Indemnifying Party”) from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the

Indemnifying Party shall have been actually prejudiced by such failure. If an Indemnifying Party does not notify the Indemnified Party within 30 calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

(4) (i) If the claim involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(ii) Notwithstanding the preceding paragraph, if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (i) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (ii) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(iii) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

(iv) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof;

(v) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(b) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such losses.

11. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12. Documents at Closing. At the Closing, the following documents shall be delivered:

(a) SMI will deliver, or will cause to be delivered, to Patco the following:

(1) a certificate executed by the Chief Executive Officer or President of SMI to the effect that all representations and warranties made by SMI under this Agreement are true and correct as of the Closing and as of the Effective Date, the same as though originally given to Patco or Patco Sub on said date;

(2) a certificate from the state of SMI’s incorporation dated within five business days of the Closing to the effect that SMI is in good standing under the laws of said state;

(3) Investment Letters in the form attached hereto as Exhibit “D” executed by each of the SMI stockholders referred to in Section 9(c) hereof;

(4) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(5) executed copy of the Articles of Merger for filing in Nevada; and certified copies of resolutions adopted by the stockholders and directors of SMI authorizing the Merger;

(6) all other items, the delivery of which is a condition precedent to the obligations of Patco and Patco Sub, as set forth in Section 9 hereof; and

(7) the legal opinion required by Section 9(e) hereof.

(b) Patco and Patco Sub will deliver or cause to be delivered to SMI:

(1) stock certificates representing those securities of Patco to be issued as a part of the Merger as described in Section 2 hereof;

(2) a certificate of the President of Patco and Patco Sub, respectively, to the effect that all representations and warranties of Patco and Patco Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to SMI on said date;

(3) certified copies of resolutions adopted by Patco’s and Patco Sub’s Board of Directors and stockholders authorizing the Merger and all related matters;

(4) certificates from the jurisdiction of incorporation of Patco and Patco Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(5) opinion of Patco’s counsel as described in Section 8(l) hereof;

(6) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(7) written resignation of all of the officers and directors of Patco and Patco Sub;

(8) Certified copy of the filed Amended and Restated Articles of Incorporation;

(9) Indemnification Waiver letter signed by Patridge; and

(10) all other items, the delivery of which is a condition precedent to the obligations of SMI, as set forth in Section 8 hereof.

13. Finder’s Fees. Patridge, Patco and Patco Sub, jointly and severally, represent and warrant to SMI, and SMI represents and warrants to each of Patridge, Patco and Patco Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or the Merger.

14. Post-Closing Covenants.

(a) Financial Statements. After the Closing, Patco shall timely file a current report on Form 8-K to report the Merger. In addition, for a period of 12 months following the Closing, Patco shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by Patco under the Securities Exchange Act.

(b) Standard and Poors. If required, Patco shall use its commercially reasonable efforts to apply for listing in the Corporate Records published by Standard & Poor’s or the Mergent Manuals and News Reports published by Mergent, Inc.

(c) OTC Bulletin Board. Patco shall use its commercially reasonable efforts to cause its Common Stock to become eligible to be traded on either the OTC Bulletin Board, on The Nasdaq Stock Market, or any exchange and to thereafter trade on such market for at least twelve months after becoming so eligible. Notwithstanding the foregoing, Patco shall not be deemed to be in breach of the foregoing covenant if it is removed from any trading system due to its failure to meet any balance sheet or other financial requirement established by the trading system.

(d) Confidentiality. Patridge hereby agrees that, after the Closing, he shall not publicly disclose any confidential information of either Patco, Patco Sub or SMI, and that he shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of Patco or SMI, without the prior written consent of SMI.

(e) Registration of Shares. Patco will file a registration statement with the SEC within 90 days of the Closing covering (i) any of the shares of Patco Common Stock outstanding prior to the Merger that are not eligible to be sold under Rule 144(k) within 90 days of the Closing, and (ii) all of the shares of Patco Common Stock issued or issuable to the SMI securityholders in connection with the Merger, and will use its commercially reasonable efforts to cause such registration statement to become effective and remain effective for at least a one-year period following the Closing.

(f) Lock Up. Patridge hereby agrees to not publicly sell any of his shares of Patco Common Stock prior to 90 days after the Closing, to sell not more than 150,000 of such shares in the 90-day period thereafter and not more than 100,000 of such shares during each 90-day period thereafter. This lock-up will expire one year from the Effective Date.

15. Miscellaneous.

(a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination. All obligations hereunder (other than those under Section 15(l)) may be terminated at the discretion of (i) any party if the closing conditions specified in Sections 8 and 9 for the benefit of that party are not met or waived by June 15, 2005, unless such termination date is extended by all of the parties to this Agreement, or (ii) the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached. In addition, SMI may terminate this Agreement in the event that any of the documents or reports Patco has filed with the SEC is found to have contained a misstatement of a material fact or to have omitted to state a material fact. Patco, Patco Sub and Patridge hereby acknowledge and agree that there can be no assurance that SMI will be able to complete the Financing and that SMI shall have no liability to any of them based solely on SMI’s failure to complete the Financing.

(d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time. Time is of the essence.

(k) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. The indemnification provisions of Section 10, including the $10,000 limit set forth in those provisions, shall not apply in the event of the termination of this Agreement prior to the Closing as a result of a breach hereof by either party, and the parties shall be entitled to pursue any legal remedy available to them under law or equity.

(m) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware.

(n) Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Los Angeles County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

(o) Legal Counsel. Patco and Patridge acknowledge that Troy & Gould Professional Corporation (“Troy & Gould”) is a shareholder of and is serving as counsel to SMI in connection with the Merger and other matters. Patco and Patridge acknowledge that they are using counsel other than Troy & Gould in connection with the Merger and any other related matters and that they are not relying on the legal or other advice of Troy & Gould or any of its attorneys in connection with entering into this Agreement, the Merger or any other related matter (with the exception of assisting Patco in the preparation and filing of the Patco SEC Documents). SMI acknowledges that Troy & Gould has been retained by Patco for the sole purpose of assisting Patco in the preparation and filing of the Patco SEC Documents.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

PATCO INDUSTRIES, LTD.		PATCO INDUSTRIES SUBSIDIARY, INC.

By:	/s/ William Patridge	By:	/s/ William Patridge
	William Patridge, President		William Patridge, President

SPECTRAL MOLECULAR IMAGING, INC.

/s/ William Patridge		By:	/s/ David Wohlberg
William Patridge			David Wohlberg, President